Exhibit 8

List of Subsidiaries
Name of Subsidiary	Percentage of Voting Shares Beneficially Owned or Controlled by the Company	Date of Incorporation	Jurisdiction of Incorporation

Thunderbird Carolina Inc.	100%	Dec. 22, 1989	North Carolina
Thunderbird Gaming Inc.	100%	March 30, 1992	British Columbia
Thunderbird Greeley, Inc.	100%	Jan. 14, 1994	Colorado
International Thunderbird Gaming SRL	100%	March 7, 1996	Barbados
Thunderbird Development, Inc.	100%	March 19, 1996	California
Intrnl. Thunderbird Gaming (Panama) Corp.	50%	Nov. 25, 1996	Panama
Thunderbird (Barbados) Inc.	100%	Jan. 27, 1997	Barbados
537481 British Columbia Ltd.	100%	Feb. 27, 1997	British Columbia
International Thunderbird Gaming - Nova Scotia	100%	June 23, 1997	Nova Scotia
Thunderwatch Partnership	100%	July 2, 1997	British Columbia
Camino Real (BVI) Investments Ltd.	100%	August 29, 1997	British Virgin Islands
International Thunderbird Brazil (BVI) Ltd.	100%	Oct. 2, 1997	British Virgin Islands
Thunderbird de Guatemala, S.A. ("Thunderbird Guatemala")	100%	Oct. 15, 1997	Guatemala
Thunderwatch (Barbados) Inc.	100%	Oct. 16, 1997	Barbados
Thunderbird do Brazil, S.A.	100%	Oct. 30, 1997	Brazil
Thunderbird Panama (BVI) I Ltd.	100%	April 22, 1998	British Virgin Islands
Thunderbird Panama (BVI) II Ltd.	100%	April 22, 1998	British Virgin Islands
Juegos De Mexico Inc.	100%	June 23, 2000	British Virgin Islands
Skill Game Equipment (BVI) Ltd.	100%	July 14, 2000	British Virgin Islands
Servicios De Destraza S.A.	100%	July 31, 2000	Mexico
Casinos Pajaro Trueno, S.A.	100%	August 9, 2000	Costa Rica
Thunderbird De Nicaragua	79%	Oct. 28, 2000	Nicaragua
South American Entertainment Investment	100%	Jan. 11, 2000	British Virgin Islands
Immobiliaria Bilbao	50%	Jan. 8, 2000	Panama